EXHIBIT 10.17

                             SEVERANCE AGREEMENT


     THIS AGREEMENT (the "Agreement") is made by and between Spintek Gaming Technologies, Inc., a California corporation, with principal offices located in Las Vegas, Nevada (the "Company") and Jonathan P. Hoover, a resident of Chattanooga, Tennessee (the "Employee").

     WHEREAS, the Company is engaged in the business of research, development, manufacture and marketing of associated electronic gaming equipment and other technology and systems relating thereto; and

     WHEREAS, the Company and the Employee entered into that certain Employment Agreement, dated September 14, 1995 ("Employment Agreement"); and

     WHEREAS, the Company desires to terminate the Agreement; and

     WHEREAS, the Company desires to entice the Employee to terminate the Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the parties agree as follows:

     1. Pursuant to Paragraph 12 of the Agreement, the parties mutually agree and acknowledge that the Agreement shall be terminated effective September 30, 1996 at 5:00 pm EST, and that the Agreement shall be of no further force or effect thereafter.

     2. The Company shall pay the Employee a sum, for the Employee's agreement hereunder to terminate the Employment Agreement, at the rate of $2,000.00 per month for a period of twelve (12) months (the "Term"), beginning October 1, 1996 and ending September 30, 1997, payable no less than monthly.

     3. In consideration of the above sum, the Employee shall make himself available to provide consulting services to and on behalf of the Company, during the Term, related to the filing of its quarterly and yearly financial documents, including a proxy statement, with the Securities and Exchange Commission, and also in the event of a reverse split, during a period of one
  (1) week, contemplated to include between sixty (60) and seventy (70) hours of services, at the request of any authorized executive officer of the Company, between the fourteenth (14th) day and the forty-fifth (45th) day subsequent to the end of the quarter for all quarterly filings, between the thirtieth (30th) day and the sixtieth (60th) day subsequent to the fiscal year end for yearly filings, and within thirty (30) days, if necessary, prior to the effective date of a reverse split. The authorized executive officer shall give notice to the Employee no less than three (3) weeks prior to the date the Employee's services will be required. Employee shall be reimbursed for all properly documented, reasonable expenses incurred by Employee, for which the Employee has received prior written approval, during the performance of his duties

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  hereunder.  The Employee shall submit a detailed accounting within thirty (30)
  days of all expenses incurred on behalf of the Company, and the Company shall promptly reimburse the Employee for such expenses.

     4. Rights Upon Breach. The Company shall have no right to terminate its obligations under this Agreement unless the Company determines in the good faith exercise of its business judgment that the Employee has not produced a result that is satisfactory to the Company.

     5.   Term.     Notwithstanding the above, this Agreement shall be
  terminable upon the death of the Employee, or in the event that the Employee should become incapable of performing the consulting services hereunder.

     6. Notices. Any notice required or permitted to be given to the Employee pursuant to this Agreement shall be sufficiently given if sent to the Employee by registered or certified mail addressed to the Employee at the address set forth below the Employee's name at the end of this Agreement, or at such other address as he shall designate by notice to the Company; and any notice required or permitted to be given to the Company shall be sufficiently given if sent to the Company by registered or certified mail addressed to the Company at the address set forth below the Company's name at the end of this Agreement, or at such other address as it shall designate by notice to the Employee.

     7. Assignment. This Agreement is personal in nature to Jonathan P. Hoover and the assignment by the Employee of this Agreement or any interest herein, or of any money due or to become due by reason of the terms hereof, without the prior written consent of the Company shall be void. However, assignment to a corporation by the Employee in which the Employee has a majority interest and is an executive officer shall not be unreasonably withheld by the Company. This Agreement may be assigned by the Company to any subsidiary or successor; provided, however, that in the event of any such assignment, the Company shall obtain an instrument in writing from such assignee assuming the obligations of the Company hereunder and shall deliver an executed copy thereof to Employee.

     8. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by a duly authorized officer of the Company, or upon the Employee unless made in writing and signed by the Employee.

     9. Applicable Law. This Agreement shall be construed and the legal relations between the parties determined in accordance with the laws of the State of Nevada.

     10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     11.  Waiver of Breach.  The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the Employee.

     12. Headings. Paragraph headings or subparagraph headings herein are for convenience only and shall in no case be considered in construing this Agreement.

     13. Severability Of Provisions. The covenants herein contained are separate and independent, and in the event any paragraph or subparagraph hereof shall be declared invalid by a court or governmental agency, such invalidity shall not in any manner affect the validity or enforceability of any other Section, paragraph or subparagraph.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 23rd day of August, 1996.

                         SPINTEK GAMING TECHNOLOGIES, INC.


                         By: /s/ LANIER M. DAVENPORT
                                Its: Chairman and CEO
                         Address:  901-B Grier Drive
                                  Las Vegas, Nevada 89119

  Attest:

  /s/ GARY L. COULTER


                         /s/ JONATHAN P. HOOVER

                         Jonathan P. Hoover